PERFORMANCE SHARE UNIT AGREEMENT
PURSUANT TO THE
AMENDED AND RESTATED U.S. SILICA HOLDINGS, INC.
2011 INCENTIVE COMPENSATION PLAN

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Participant: [[FIRSTNAME]] [[LASTNAME]]

Grant Date: [[GRANTDATE]]

Number of Performance Share Units Granted at Target Performance: [[SHARESGRANTED]]

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THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between U.S. Silica Holdings, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Amended and Restated U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the performance share units (“PSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, including the Restrictive Covenants in Section 11, and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Performance Share Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of PSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement. Notwithstanding any other provision herein to the contrary, to the extent applicable to the Participant hereunder, the Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and shall be subject in all respects to all of the terms and conditions of the Plan required for such qualification.
3.    Vesting.
(a)    Performance-Based Vesting. Subject to the provisions of Sections 3(b) through 3(d) hereof, the PSUs subject to this grant shall become performance vested based on the Company’s total shareholder return, or “TSR” (as defined below) for the performance period beginning on January 1, 2018 and ending on December 31, 2020 (the “Performance Period”) expressed as a percentage ranking as compared to the TSR for the Performance Period of each of the companies in the S&P SmallCap 600 Energy Sector Index that are part of such index at both the beginning and the end of the Performance Period (the “TSR Ranking”), in accordance with the following schedule, subject to the Participant’s continued employment with the Company or its Subsidiaries through the end of the Performance Period:

TSR Ranking January 1, 2018 through December 31, 2020	Number of PSUs Vested as Percentage of Target
Less Than 30th percentile	0%
30th percentile	50% (Threshold)
50th percentile	100%
75th percentile	150%
Equal to or Greater Than 90th percentile	200% (Maximum)

To the extent that actual TSR Ranking for the Performance Period hereunder is between any two levels provided in the table above, the number of PSUs to become vested hereunder shall be determined on a pro rata basis using straight line interpolation; provided that no PSUs shall become vested if the actual TSR Ranking for the Performance Period is less than the Threshold level of performance set forth in the schedule above; and provided, further, that the maximum number of PSUs that may become vested shall not exceed the number of PSUs set forth in the schedule above corresponding to the Maximum level of performance set forth in the schedule above.

For purposes hereof, the term “TSR” shall mean total shareholder return for a company, expressed as a percentage, determined by dividing (i) an amount equal to the sum of (x) the difference between the Beginning Stock Price (as defined below) and the Ending Stock Price (as defined below) and (y) the sum of all dividends paid on one share of such company’s stock during the Performance Period, provided that dividends shall be treated as reinvested on the ex-dividend date at the closing price on that date by (ii) the Beginning Stock Price, as calculated in good faith by the Committee.

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For purposes of this paragraph, “Beginning Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the first day of the Performance Period, and “Ending Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the last day of the Performance Period.

(b)    Termination due to death or Disability, without Cause or due to Retirement. Subject to the provisions of Sections 3(c) and 3(d) hereof, in the event of the Participant’s Termination as a result of death or Disability, by the Company without Cause, or due to the Participant’s “Retirement” (as defined below) at any time prior to the end of the Performance Period, the requirement that the Participant remain in the continued employment of the Company or its Subsidiaries through the end of the Performance Period in order for the time-based vesting condition to be satisfied under Section 3(a) hereof shall be waived as of the date of such Termination. Thereafter, the PSUs shall continue to remain outstanding until the Committee can certify the Company’s TSR Ranking for the Performance Period, and the PSUs shall become vested or be forfeited based on actual performance on a pro rata basis (as determined in accordance with the following sentence) in accordance with the otherwise applicable vesting conditions set forth in Section 3(a) hereof, and shall be paid, to the extent so earned and vested, as provided in Section 4 hereof. For purposes of determining the pro rated number of PSUs to become vested under this Section 3(b), the number of PSUs that would have become vested based on actual performance for the full Performance Period in accordance with Section 3(a) hereof shall be multiplied by a fraction, the numerator of which is the number of calendar days in the period beginning with the date of commencement of the Performance Period and ending on the date of such Termination, and the denominator of which is one thousand ninety six (1,096). For purposes hereof, the term “Retirement” shall mean the Participant’s voluntary Termination of Employment at or after age sixty-five (65) or such earlier date after age fifty (50), in either case, as may be approved by the Committee in its sole discretion with regard to the Participant.
(c)    Change in Control. Notwithstanding the provisions of Sections 3(a) and 3(b) hereof, in the event of the Participant’s Termination as a result of death or Disability, by the Company without Cause, or as a result of the Participant’s Retirement, in any case, at any time upon or following a Change in Control but prior to the end of the Performance Period, the PSUs shall become vested based on the Target level of performance set forth in Section 3(a) hereof as of the date of such Termination, and shall be paid, to the extent so vested, as provided in Section 4 hereof.
(d)    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the PSUs at any time and for any reason.
(e)    Effect of Detrimental Activity. The provisions of Section 10.4 of the Plan regarding Detrimental Activity shall apply to the PSUs.
(f)    Forfeiture. Subject to the provisions of Sections 3(b) through 3(d) hereof, all unvested PSUs shall be immediately forfeited upon the Participant’s Termination for any reason.

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4.    Delivery of Shares.
(a)    General. Subject to the provisions of Sections 4(b) and 4(c) hereof, within two and one-half months following the full vesting of the PSUs, the Participant shall receive the number of shares of Common Stock that correspond to the number of PSUs that have become vested hereunder; provided that the Participant shall be obligated to pay to the Company the aggregate par value of the shares of Common Stock to be issued within ten (10) days following the issuance of such shares unless such shares have been issued by the Company from the Company’s treasury.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.
(c)    Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of PSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 5 hereof, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
5.    Dividends; Rights as Stockholder. The Participant shall have no rights to any dividends paid on any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares. The Participant shall have no other rights as a stockholder with respect to any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.
7.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

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8.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.
9.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.
10.    Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.
(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
11.    Restrictive Covenants. Participant agrees and understands the primary consideration for Participant’s receipt of the PSUs under this Agreement is Participant’s compliance with the restrictive covenants in this Section 11. Participant further understands that the restrictive covenants stated in this Section are independent of and severable from one another.

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(a)    Definitions. See Addendum A.
(b)    Non-Competition During Employment. Participant acknowledges that employment creates a relationship of trust and confidence between Participant and the Company. During the Employment Period, Participant shall not directly or indirectly, in any Capacity: (i) engage in a Competing Business and/or preparations for engaging in a Competing Business; provided however, that nothing herein shall prohibit Participant from holding or being beneficially interested in less than 5% of the outstanding equity securities of any publicly reporting company; or (ii) engage in any other activity, interest or association that is hostile or adverse to the interests of the Company.
(c)    Non-Competition Post-Employment. During the Restricted Period, Participant shall not directly or indirectly, in any Capacity, engage in Restricted Activities for a Competing Business within the Geographic Area.
(d)    Customer Non-Solicitation. During the Restricted Period, Participant shall not directly or indirectly, in any Capacity, induce, encourage or solicit, or attempt to induce, encourage or solicit any Customer (regardless of whether Participant initiates contact for such purposes) to: (i) do business with a Competing Business; or (ii) divert, reduce, restrict or terminate business or business relationships with the Company and/or any other Company Party.
(e)    Participant/Contractor Non-Solicitation & No-Hire. During the Restricted Period, Participant shall not directly or indirectly, in any Capacity: (i) attempt to or actually recruit or solicit any employee or independent contractor of the Company and/or any other Company Party, to work or provide services to a Person other than the Company or a Company Party, or to terminate employment with or otherwise cease work for the Company and/or any other Company Party, regardless of whether Participant initiates contact for such purposes; or (ii) employ and/or establish an independent contractor relationship with any Person who is or was an employee or independent contractor of the Company and/or any other Company Party at any time during the Reference Period. Nothing in this Section should be construed to affect any responsibility Participant may have as an employee of the Company, with respect to the bona fide hiring and firing of Company personnel.
(f)    Media Nondisclosure. At all times, during and after the Employment Period, Participant shall not directly or indirectly disclose to the Media any information relating to any aspect of Participant employment or termination from employment with the Company and/or any other Company Party, any non-public information related to the business of the Company and/or any other Company Party, and/or any aspect of any Dispute.
(g)    Non-Disparagement. At all times, during and after the Employment Period, Participant shall not make any communications in any form to any Media or Customer that would constitute libel, slander or disparagement of the Company and/or any other Company Party and its/their current or future officers, employees, directors, and agents; provided, however, that the terms of this Section shall not apply to communications by Participant that are privileged as a matter of law. Participant shall not in any way solicit any such communications from others.

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(h)    Acknowledgements. Participant acknowledges that: (i) Participant’s experiences and capabilities are such that Participant can seek gainful employment after the Termination Date without violating this Agreement; (ii) the restrictive covenants set forth in this Agreement will continue in force even in the event of change in Participant’s job title, position, or duties, unless the Parties sign a new agreement to replace this Agreement; (iii) the non-competition provisions of this Agreement are reasonable in duration, territory and scope of activity; and (iv) Participant’s engaging in any service or activity contrary to the promises in Sections 11(b), (c) or (d) would jeopardize the Company’s Intellectual Property, Proprietary Information, other intellectual property and/or customer goodwill.
(i)    Notice & Extension. Upon the Termination Date and during the Restricted Period, Participant shall keep the Company apprised of Participant’s correct address and the name and address of Participant’s employer, and of any changes in same. The Restricted Period will be extended by one day for each day that Participant is determined to be in violation of any restrictive covenant stated in Sections 11(b), (c) or (d) as determined by a court of competent jurisdiction.
(j)    Equitable Remedies. Participant acknowledges that (1) Participant’s services to the Company are of a special, unique and extraordinary character, (2) Participant’s position with the Company will place Participant in a position of confidence and trust with respect to the operations of the Company, (3) Participant will benefit from continued employment with the Company, (4) the nature and periods of restrictions imposed by the covenants contained in this Section are fair, reasonable and necessary to protect the Company, (5) the Company would sustain immediate and irreparable loss and damage if Participant were to breach any of such covenants, and (6) the Company’s remedy at law for such a breach will be inadequate. Accordingly, Participant agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to, without posting a bond, seek both temporary, preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Participant of any covenant contained in this Section.
(k)    Clawback for Breach of Restrictive Covenants. If the Company determines that Participant has breached or has threatened to breach any of Participant’s obligations under this Section, then any outstanding PSUs shall terminate and be cancelled effective immediately without payment, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan.

12.    Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

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13.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
14.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
15.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
16.    Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
18.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request

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in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
22.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. SILICA HOLDINGS, INC.

By:

Name: Bryan A. Shinn

Title: President and Chief Executive Officer

PARTICIPANT

Name: [[FIRSTNAME]] [[LASTNAME]]

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ADDENDUM A
Restrictive Covenant Definitions

1.    “Capacity” means, on Participant’s own behalf and/or on behalf of any other Person, owning, investing or otherwise taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, providing services as a consultant or independent contractor to, and/or participating in the ownership, management, operation or control of; provided, however, that this definition does not preclude ownership of less than 1% of the outstanding equity securities of any publicly reporting company.
2.    “Company Party(ies)” means the Company and all other Persons controlled by, controlling, or under common control with, the Company, together with their respective successors in interest. The term Company Party(ies) specifically includes Coated Sand Solutions, LLC, a wholly-owned subsidiary of Company, and all other affiliated entities of GGC USS Holdings, LLC and U.S. Silica Holdings, Inc. as the equity owners of U.S. Silica Company.
3.    “Competing Business” means the business of research, development, design, training, testing, manufacture, production, marketing, licensing, supply and/or sales, as applicable, of products and/or services that are the same or substantially similar to the products and/or services that the Company or any other Company Party supplied, manufactured, produced, designed, sold and/or marketed during the Reference Period. The term Competing Business includes without limitation, research, development, design, training, testing, manufacture, production, marketing, licensing, supply and/or sales relating to silica, kaolin, aplite, florisil and related products, including without limitation, resin coated sand proppants for oil and gas well fracing. The term Competing Business also includes, without limitation, the Competing Business entities listed in Addendum B to this Agreement, if any.
4.    “Customer” means (a) any Person in a business relationship with any Company Party for which Participant, or any employees working under Participant’s direct supervision, had responsibility during the Reference Period; (b) any Person in a business relationship with any Company Party about which Participant learned Proprietary Information as a result of employment with any Company Party during the Reference Period; and/or (c) any Person that has purchased or licensed products or services from any Company Party of the kind produced or provided with the use of Participant’s specialized knowledge during the Reference Period. The term Customer also includes, without limitation, the Customer entities listed in Addendum B to this Agreement, if any.
5.    “Dispute(s)” means any controversies or claims (including all claims pursuant to common and/or statutory law) between the Parties, including without limitation, any controversies and/or claims arising from and/or relating to: (a) the subject matter of this Agreement; (b) Participant’s employment with and/or termination from the Company and/or any other Company Party; and/or (c) the Parties’ relationship.
6.    “Employment Period” means the Participant’s term of employment, from the first day of Participant’s work for the Company or any other Company Party through the last day of Participant’s work for the Company or any other Company Party. The Employment Period is not dependent on the date of this Agreement.
7.    “Geographic Area” means the counties, cities, states or other territories within the United States, as applicable: (a) encompassed by Participant’s job duties, responsibilities and actual job

Addendum A

activities for the Company and/or any other Company Party during the Reference Period; (b) encompassing the office(s) of the Company or any other Company Party where Participant worked, was based, was supported and/or for which the Participant was responsible, during the Reference Period; and (c) where the Company and/or any other Company Party sells products or services of the kind produced or provided with the use of Participant’s specialized knowledge during the Reference Period, including without limitation, resin coated sand proppants for oil and gas well fracing. The term Geographic Area includes, without limitation, the named Geographic Areas listed in Addendum B to this Agreement, if any.
8.    “Intellectual Property” means all Work Product that is directly or indirectly written, conceived, discovered, reduced to practice, developed and/or made, whether in oral, written, tangible or intangible form: (a) by Participant, alone or with others in the course of Participant’s employment with or services to the Company and/or any other Company Party (including without limitation, the Employment Period and employment or services prior to the Effective Date); (b) using any equipment, supplies, facilities, assets, information (including without limitation Proprietary Information), or resources of, owned, leased or controlled by the Company and/or any other Company Party; (c) relating to or resulting from Participant’s work for, duties with and/or tasks assigned to Participant by, the Company; and/or (d) relating to or resulting from the Company’s and/or any other Company Party’s actual or planned business, products, services and/or research and development. Intellectual Property does not include Work Product that fails to meet one or more of the foregoing requirements.
9.    “Media” means any station, publication, show, website, web log (blog), bulletin board, social networking site, chat room, program and/or news organization (past, present and/or future), whether published through the means of print, radio, television, email, text message, the Internet or otherwise, and any member, representative, agent and/or employee of the same.
10.    “Proprietary Information” means any and all information, material and/or data of, relating to, owned in whole or in part by, licensed to, assigned or conveyed to, and/or in the possession, custody or control of the Company or any other Company Party (and/or their Customers), regardless of media, format, or original source, that is confidential, proprietary and/or a trade secret: (a) by its nature; (b) based on how it is designated or treated by any Company Party (including any designations in this Agreement); (c) based on the significance of its existing or potential commercial value or business utility; (d) such that its retention, withholding, appropriation, use or disclosure would have a material adverse affect on the business or planned business of any Company Party; and/or (e) as a matter of law. Examples of Proprietary Information include the following, without limitation: (a) Intellectual Property; (b) Work for Hire; (c) any and all information, material and/or data related to the Company’s and/or any Company Party’s program(s) of research, development, training and/or production relating to silica, kaolin, aplite, florisil and related products, including without limitation, resin coated sand proppants for oil and gas well fracing; and (d) any and all other information, material and/or data about the Company’s and/or any Company Party’s products, processes, machines, services, research, development, manufacturing, purchasing, finance, data processing, engineering, marketing, merchandising, selling, and/or customers. Proprietary Information specifically includes, without limitation, any and all information, material and/or data that is referenced in the foregoing definition and examples of Proprietary Information, that is created, contributed by, discovered, known to, disclosed to, accessed by, and/or developed by Participant during the Employment Period, and/or that otherwise comes within Participant’s possession, custody or control as a result of Participant’s employment with the Company. Proprietary Information does not include material, data and/or information that: (e) any

Addendum A

Company Party has voluntarily and intentionally placed in the public domain for public disclosure; (f) has been lawfully and independently developed and publicly disclosed by third parties without any direct or indirect access to any Proprietary Information; and/or (g) otherwise enters the public domain through lawful means; provided, however, that the unauthorized retention, withholding, appropriation, use or disclosure of Proprietary Information by Participant, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.
11.    “Reference Period” means the lesser of: (a) the Employment Period; or (b) the twenty-four (24) months prior to the Termination Date.
12.    “Restricted Activities” means work activities, duties and/or responsibilities that are the same as, substantially similar to, or include, the kind of work activities, duties and/or responsibilities that Participant had with the Company and/or any other Company Party during the Reference Period. The Restricted Activities may include, without limitation, (a) engaging in or directly supporting the sale, licensing, or marketing of any resin coated sand proppants for oil and gas well fracing, (b) engaging in or directly supporting the servicing, supplying, training, consulting or development of relationships and goodwill with any customer or potential customer of the Company for any resin coated sand proppants for oil ahnd gas well fracing, and/or (c) engaging in or directly supporting the research, development, testing, manufacturing, or processing of any resin coated sand proppants for oil and gas well fracing.
13.    “Restricted Period” means the Employment Period and the twenty-four (24) month period commencing on the Termination Date.
14.    “Termination Date” means the last day of the Employment Period.
15.    “Work for Hire” means all Work Product created or developed by Participant in whole or in part during the Employment Period that falls under the category of “work for hire” under the copyright laws of the United States, including without limitation works of authorship, computer software and related works. Work for Hire includes without limitation, all programs and other work or documentation written or created by Participant in the general areas of research and development being pursued by or under study by the Company.
16.    “Work Product” means all patents and patent applications, all inventions (including without limitation all types of technical, artistic or commercial creative work), innovations, discoveries, creative works, works of authorship, improvements, research, developments, modifications, enhancements, software, computer programs, circuit and logic diagrams, circuit layouts, mask works, concepts, ideas, know-how, methods, methodologies, designs, formulae, formulations, drawings, processes, techniques, skills, algorithms, data, flow charts, sketches, schematics, drawings, blue prints, silk screens, models, plans, specifications, micro codes, lab books, documentation, research reports, analyses, all similar or related information (in each case whether patentable or not), all copyrights and copyrightable works, all trade secrets and confidential information, all trademarks, branding and service marks, and all other forms of intellectual property.

Addendum A

ADDENDUM B
Restrictive Covenant References

1.	Competing Businesses
(all entities listed shall include affiliates of such entities)

•	Unimin Corporation

•	Fairmount Minerals/Santrol

•	Preferred Proppants, LLC

•	Badger Mining Corporation

•	Hi-Crush Proppants LLC

•	Emerge Energy Services LP

•	Superior Silica Sands LLC

•	EOG Resources, Inc.

•	Alpine Materials, LLC

•	Canadian Sand and Proppants, Inc.

•	Sierra Frac Sand, LLC

•	Grit Energy Solutions, LLC

•	Grit Energy, LLC

•	Proppant Express Solutions LLC

•	Arrows Up LLC

•	OmniTrax, Inc.

2.	Customers:
(all entities listed shall include affiliates of such entities)

•	Halliburton Energy Services, Inc.

•	Schlumberger Technology Corporation

•	C&J Well Services, Inc./Nabors Industries Ltd./C&J and Nabors affiliates

•	Weatherford International Ltd.

•	Baker Hughes Incorporated/BJ Services Company

•	Liberty Oilfield Services LLC

3.	Geographic Area:

•	Colorado

•	Illinois

•	Louisiana

•	New Jersey

•	New Mexico

•	North Dakota

•	Oklahoma

•	Pennsylvania

•	Texas

•	West Virginia

•	Wisconsin

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